Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

June 29, 2009

Popular, Inc.,

        209 Muñoz Rivera Avenue,

                San Juan, Puerto Rico 00918.

Ladies and Gentlemen:

We have acted as tax counsel to Popular, Inc. (the “Company”) in connection with the offer to exchange (the “Exchange Offer”) shares of common stock for 6.375% Non-cumulative Monthly Income Preferred Stock, Series A (the “Series A Preferred Stock”), 8.25% Non-cumulative Monthly Income Preferred Stock, Series B (the “Series B Preferred Stock”), 8.327% BanPonce Trust I Trust Preferred Securities (the “8.327% Trust Preferred Securities”), 6.564% Popular North America Capital Trust I Trust Preferred Securities (the “6.564% Trust Preferred Securities”), 6.70% Popular Capital Trust I Cumulative Monthly Income Trust Preferred Securities (the “6.70% Trust Preferred Securities”), and 6.125% Popular Capital Trust II Cumulative Monthly Income Trust Preferred Securities (the “6.125% Trust Preferred Securities”), as described in the prospectus, dated June 29, 2009 (the “Prospectus”).

In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate and have made such other factual and legal inquiries as we have considered necessary or appropriate.

Our opinion set forth below is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations and assumptions set forth in the Prospectus, we hereby confirm

Popular, Inc.	-2-

our opinion set forth in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences to U.S. Holders and Puerto Rico Corporations.”

We express no opinion with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, either of which could take a contrary position.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under which the common stock has been offered. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP